Exhibit 10.14

Execution Version

December 28, 2012

Dear Howard:

This offer letter (the “Agreement”) memorializes the terms pursuant to which you shall continue in your position as Chief Operating Officer and Chief Financial Officer for Ancestry.com Inc. (the “Company”) reporting to Tim Sullivan and based in our corporate office in Provo, Utah. This Agreement is effective as of, and subject to, the closing (the “Closing”) of the transactions contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”) by and among Global Generations International Inc., Global Generations Merger Sub Inc., and the Company, dated as of October 21, 2012. The elements of your remuneration package are as follows:

Salary:	$300,000 annualized (“Salary”), payable semi-monthly according to normal Company payroll policy.

Bonus:	A target of 75% of salary based upon Company and individual performance goals per the terms and conditions of the Company’s Performance Incentive Program. Except as otherwise provided herein, you must be employed by the Company at the time of bonus payout in order to receive the payout.

Benefits. In addition to the foregoing, you have the opportunity to continue to participate in all available benefits offered generally to employees of the Company from time to time. These currently include paid time off, holidays, health, dental, life, disability, a Section 125 cafeteria plan, tuition reimbursement and the Company’s 401(k) retirement plan, all subject to the Company’s policies and procedures. In addition, you will be entitled to reimbursement, not to exceed $10,000 annually, for any incremental filing costs in respect of your personal tax returns arising from, or as a result of, the change in the Company’s jurisdiction of incorporation to Luxembourg. The scope and extent of employee benefits offered by the Company may change from time to time. As a condition to your employment by the Company, you will execute and be bound by the Company’s standard Agreement to Protect Company Property (attached hereto as Exhibit A), including, but not limited to, the restrictive covenants and confidentiality provisions therein.

At-Will Employment. Your employment with the Company is for no specific period of time and constitutes “at will” employment. Both you and the Company are free to terminate our at-will employment relationship at any time for any reason, with or without cause and with or without notice. Notwithstanding the foregoing, if the Company terminates your employment without Cause (and other than as a result of your death or disability) or you resign for Good Reason (each a “Qualifying Termination”), you will be eligible for a severance package as follows:

Non-CIC Cash Severance. In the event of a Qualifying Termination, the Company will pay you a severance amount equal to the sum of (x) twelve (12) months of Salary and (y) one time your Average Annual Bonus (the sum of (x) and (y), the “Non-CIC Cash Severance”). The Company will pay you the Non-CIC Cash Severance in twelve (12) equal monthly installments commencing on the first regular Company payroll period after the Release Deadline (as defined below) and continuing on the monthly anniversary thereof (or the last day of the month), subject to any payment delay necessary to avoid adverse consequences under Section 409A, as described below. For purposes of this Agreement, “Average Annual Bonus” means the average annual bonus earned by you under the Company’s Performance Incentive Program (or any successor annual bonus program) for performance over the three (3) fiscal years preceding the year of termination.

CIC Cash Severance. In the event that a Qualifying Termination occurs within three (3) months before, upon or within twenty-four (24) months following Closing or a Change of Control (a “CIC Qualifying Termination”), in lieu of the Non-CIC Cash Severance described above, the Company will pay you cash severance in an amount equal to two (2) times the sum of (x) your annual Salary and (y) your Average Annual Bonus (the sum of (x) and (y), the “CIC Cash Severance”) as follows: In the event that the Qualifying Termination (i) occurs within three (3) months before a Change of Control or (ii) occurs upon or within twenty-four (24) months following a Change of Control that does not constitute a change of ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A (a “409A CIC”), the Company will pay you the CIC Cash Severance in twelve (12) equal monthly installments commencing on the first regular Company payroll period after the Release Deadline (defined below) and continuing on the monthly anniversary thereof (or the last day of the month), subject to any payment delay necessary to avoid adverse consequences under Section 409A, as described below. In the event that the Qualifying Termination occurs upon or within twenty-four (24) months following Closing or a Change of Control that constitutes a 409A CIC, the Company will pay you the CIC Cash Severance in a lump sum promptly after the Release Deadline, subject to any payment delay necessary to avoid adverse consequences under Section 409A, as described below.

Additional Severance Benefits. In the event of either a Qualifying Termination or a CIC Qualifying Termination, if you timely elect continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for you and your eligible dependents, within the time period prescribed pursuant to COBRA, the Company will reimburse you for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to your separation from service) for you and your covered dependents until the earliest of (x) eighteen (18) months from the date of your separation from service, (y) the expiration of your continuation coverage under COBRA or (z) the date when you receive substantially equivalent health insurance coverage in connection with new employment or self-employment; provided that such benefits shall be taxable to you to the extent advisable under Section 105(h) of the Code or other applicable law.

Additionally, the Company will reimburse you for your life insurance benefit premiums for a period of eighteen (18) months following your separation from service. Following such separation from service, you will also be entitled to any annual bonus earned but unpaid under the Company’s Performance Incentive Program (or any successor annual bonus program) with respect to the fiscal year preceding your date of separation, payable at the time such bonus would have been paid to Company employees generally. Further, following any such separation from service you will be entitled to a pro-rata portion (based on the number of months you were employed during the year of termination) of the annual bonus you would have otherwise earned under the Company’s Performance Incentive Program (or any successor annual bonus program) for the year of separation from service based upon the Company’s actual result for the entire year, which bonus will be paid at the same time annual bonuses are paid for the year of separation from service to Company employees generally, but in no event later than March 15 of the year following the year of separation from service.

Release Requirement. The severance payments and other benefits outlined above are contingent upon (a) your signing a general release of claims in favor of the Company, substantially in the form attached hereto as Exhibit B, and such release of claims becoming irrevocable within forty- five (45) calendar days following your separation from service (such forty-fifth (45th) day, the “Release Deadline”) and (b) your material compliance with any restrictive covenant or confidentiality provision to which you are subject pursuant to this Agreement or otherwise.

Definitions. For purposes of this Agreement, “Cause” means (a) gross negligence in performance of your duties for the Company or any breach of your material fiduciary duties to the Company, in each case, which results in a material economic harm to the Company, (b) conviction of, or plea of guilty or no contest to any felony, (c) any act of fraud or embezzlement, (d) material violation of a Company policy, or (e) any willful and material violation of restrictive covenants to which you are subject, including any non-competition covenant, non-solicitation covenant or any unauthorized use or disclosure of confidential information or trade secrets of the Company or its affiliates. Neither bad judgment nor mere negligence nor an act of omission reasonably believed by you to have been in, or not opposed to, the interests of the Company, shall constitute examples of gross negligence or willfulness.

For purposes of this Agreement, “Change of Control” means (i) the direct or indirect sale, transfer or conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of Ancelux Topco S.C.A. (“Parent”) and its subsidiaries (taken as a whole) to any Person (or group of Persons acting in concert); (ii) the consummation of any transaction or related series of transactions (including any merger, share purchase, recapitalization, redemption, issuance of capital stock, consolidation or consolidation) the result of which is that any Person (or group of Persons acting in concert) becomes beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 or any successor provision) of a majority of the economic interest in Parent; or (iii) any event which results in (A) the Permira Funds (defined below) ceasing to have the ability to elect a majority of the members of the board of directors of Anvil US 1 LLC (the “LLC”) or (B) the stockholders of Parent immediately before such transaction or series of related transactions owning (together with their affiliates) securities representing 50% or less of the combined voting power of the outstanding voting securities of the entity surviving or resulting from such transaction or series of related transactions. “Permira Funds” means funds advised by Permira Advisers LLC that are investing in Parent at the Closing. “Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other entity or organization. For the avoidance of doubt, a Change of Control includes the transaction contemplated in the Merger Agreement and will include any other transaction occurring after the Closing that meets the definition of “Change of Control.”

For purposes of this Agreement, you can resign for “Good Reason” within ninety (90) days upon or after the occurrence of any of the following without your consent: (i) a material reduction of your compensation, (ii) a material reduction of duties, authority or responsibilities, relative to your compensation, duties, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to you of such reduced duties, authority or responsibilities, (iii) a relocation of your principal place of employment to a facility or location more than one hundred (100) miles from your principal place of employment as in effect on the date upon which this Agreement is executed, or (iv) the failure of the Company to obtain assumption of this Agreement by any successor to the Company. Notwithstanding anything herein to the contrary, no event described above in this paragraph shall constitute Good Reason unless (x) you provide the Company notice of such event within ninety (90) days after the first occurrence or existence thereof, which notice specifically identifies the event that you believe constitutes Good Reason and (y) the Company fails to cure such event within thirty (30) days after delivery of such notice.

Section 409A. The payments hereunder are intended to be exempt under Treasury Regulation Section 1.409A-1(b)(9)(iii). Notwithstanding the foregoing, to the extent (i) any payments to which you become entitled under this Agreement, or any agreement or plan referenced herein, in connection with your termination of employment constitute nonqualified deferred compensation subject to (and not exempt from) Section 409A and (ii) you are deemed at the time of such termination of employment to be a “specified” employee under Section 409A, then such payment or payments shall not be made or commence until the earlier of (i) the date immediately following the expiration of the six (6)-month period measured from the date of your “separation from service”; or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Code Section 409A(a)(1)(B) in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum. For purposes of this Agreement or any agreement or plan referenced herein, with respect to any payment that is subject to (and not exempt from) Section 409A, termination of your employment shall be a “separation from service” within the meaning of Section 409A, and Section 1.409A-1(h) of the regulations thereunder. To the extent that reimbursements or in-kind benefits under this Agreement constitute non-exempt “nonqualified deferred compensation” for purposes of Section 409A, (i) all reimbursements hereunder shall be made on or prior to the last day of the calendar year following the calendar year in which the expense was incurred by you, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided in any calendar year shall not in any way affect the expenses eligible for reimbursement or in- kind benefits to be provided in any other calendar year. For purposes of Code Section 409A, your right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

Golden Parachute. Anything in this Agreement to the contrary notwithstanding, if any payment or benefit you would receive from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax; or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment. Any reduction made pursuant to this paragraph shall be made in accordance with the following order of priority: (i) stock options whose exercise price exceeds the fair market value of the optioned stock (“Underwater Options”), (ii) Full Credit Payments (as defined below) that are payable in cash, (iii) non-cash Full Credit Payments that are taxable, (iv) non-cash Full Credit Payments that are not taxable, (v) Partial Credit Payments (as defined below) and (vi) non-cash employee welfare benefits. In each case, reductions shall be made in reverse chronological order such that the payment or benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first payment or benefit to be reduced (with reductions made pro-rata in the event payments or benefits are owed at the same time). “Full Credit Payment” means a payment, distribution or benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that if reduced in value by one dollar reduces the amount of the parachute payment (as defined in Section 280G of the Code) by one dollar, determined as if such payment, distribution or benefit had been paid or distributed on the date of the event triggering the excise tax. “Partial Credit Payment” means any payment, distribution or benefit that is not a Full Credit Payment.

A nationally recognized certified public accounting firm selected by the Company and acceptable to you (the “Accounting Firm”) shall perform the foregoing calculations related to the Excise Tax. If a reduction is required, the Accounting Firm shall administer the ordering of the reduction as set forth in above. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The Accounting Firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a Payment is triggered. Any good faith determinations of the Accounting Firm made hereunder shall be final, binding, and conclusive upon you and the Company.

Arbitration. The parties agree that any and all disputes arising out of the terms of this Agreement, your employment by the Company, your service as an officer or director of the Company, or your compensation and benefits, their interpretation and any of the matters herein released, will be subject to binding arbitration in Salt Lake City, Utah before the American Arbitration

Association under its National Rules for the Resolution of Employment Disputes, supplemented by the Utah Rules of Civil Procedure. The parties agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of their dispute relating to your obligations under this Agreement and the agreements incorporated herein by reference.

Indemnification. To the maximum extent provided by (a) applicable laws in the states of incorporation or formation of the Company and the LLC (in effect from time to time), (b) the By-Laws and Certificate of Incorporation of the Company and (c) the Limited Liability Company Agreement of the LLC, the Company and the LLC shall indemnify you against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including advancement of any reasonable attorney’s fees), losses, and damages resulting from your good faith performance of your duties under this Agreement for the benefit of the Company and the LLC, whether or not the claim is asserted during or after your employment. You shall be covered under any directors’ and officers’ insurance that each of the Company and the LLC maintains for its directors and other officers in the same manner and on the same basis as the Company’s and the LLC’s other directors and officers.

Legal Fees. The Company shall pay you and Tim Sullivan up to $150,000 in aggregate documented legal fees and related expenses incurred in connection with the drafting, negotiation and execution of this Agreement and other documents relating to your equity arrangements with the Company and Parent.

General. This Agreement sets forth the key terms of your proposed employment by the Company. By signing this Agreement, you confirm to the Company that you are under no contractual or other legal obligation that would prohibit you from performing your duties for the Company as described herein. You further acknowledge that the provisions of this restated Agreement have been read, are understood, and the continued employment on the terms and conditions described herein is herewith accepted. This Agreement, together with the agreements specifically referenced herein, supersedes and preempts all prior or contemporaneous oral or written understandings and agreements with respect to the subject matter hereof between you and the Company, including, without limitation, that certain offer letter dated July 20, 2009, as amended between you and the Company. Any changes to our at-will employment relationship will be effective only if contained in a written agreement for that purpose, signed by you and the Company.

Please signify your acceptance of this updated offer by signing where indicated below.

Sincerely,

William Stern
General Counsel
Ancestry.com Inc.

[Signature Page to Employment Letter - Hochhauser]

Accepted and agreed to this      day of December 2012.

Howard Hochhauser

[Signature Page to Employment Letter]

EXHIBIT A

AGREEMENT TO PROTECT COMPANY PROPERTY

BY SIGNING THIS AGREEMENT TO PROTECT COMPANY PROPERTY (this “Agreement”) I, Howard Hochhauser, acknowledge that I am (or will be) a key employee of Ancestry.com Inc. (the “Company”) serving the Company as the Chief Operating Officer and Chief Financial Officer and, as such, the services rendered and/or to be rendered by me to the Company are unique, special, and extraordinary.

WHEREAS, I acknowledge that during my employment with the Company, one or more of the following is true:

(i) I have been or will be entrusted with certain “Confidential Information” (as defined in this subparagraph (i)), including that which I have created or may create. For purposes hereof, “Confidential Information” is defined as: trade secrets, knowledge, know-how, ideas, intellectual property, documents or materials owned, developed or possessed by the Company or its affiliates, whether in tangible or intangible form, and in both hard copy and electronic/digital versions, pertaining to the business of the Company or to any customer, shareholder, partner, vendor or contractor of the Company, known or intended to be known only to employees of the Company or other persons in a confidential relationship with the Company or the confidentiality of which the Company takes reasonable measures to protect. Without limiting the generality of the foregoing, Confidential Information may include, but is not limited to, information regarding sales data and other indicators of business performance, research and development activities, systems, data bases, computer programs and software, designs, models, operating procedures, knowledge of the organization, products (including but not limited to prices, costs, sales information or product plans), processes, techniques, machinery, contracts, financial information or measures, business methods, future business plans, customer information (including but not limited to identities of customers and prospective customers, contractual relationships with or of such customers or prospective customers, customer payment information or customer preferences or habits), business relationships and other information owned, developed or possessed by or on behalf of the Company. Notwithstanding the foregoing, Confidential Information specifically excludes information which is (i) already in or later becomes part of the public domain or (ii) received from a third party under no obligation of confidentiality, or (iii) required to be disclosed by applicable law, regulation or legal process (provided that I provide the Company with prior notice of the contemplated disclosure); and/or

(ii) I have created and/or will be creating for the Company valuable business contacts and substantial relationships, commonly known as good will, with one or more of the Company’s customers, potential customers, or independent sales distributors or other salespersons, and/or with genealogists or other notable family history hobbyists, local, regional, national or international genealogical societies or other for-profit or non-profit organizations interested in advancing genealogical and family history research, or librarians, researchers, or governmental or private archivists or other governmental or quasi-governmental officials and authorities responsible for compiling and/or maintaining vital records or other governmental documents; and/or

(iii) I have received and/or will receive training relative to the Company’s business and to its customers.

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NOW THEREFORE, in consideration of (i) my employment and continued employment by the Company, (ii) the disclosure to me of the Confidential Information, and (iii) the valuable training to be received, and/or the other benefits to be provided to me as a result of my employment and continued employment by the Company, I hereby acknowledge, agree, and promise that:

1. Confidential Information.

a. I agree that, without the prior written consent of the Company, which consent may be withheld at the Company’s sole discretion, during the period of my employment with the Company and thereafter, I will not directly or indirectly, except in the course of my good faith performance of my job duties and responsibilities with the Company: (i) disseminate or disclose any Confidential Information to any other person or entity; (ii) aid, encourage, or allow any other person or entity to gain possession of or access to any Confidential Information; or (iii) use, sell or exploit any Confidential Information or aid, encourage or allow any other person or entity to do so. I understand that one of the main purposes of this Agreement is to protect such Confidential Information.

I acknowledge that the Company’s Confidential Information includes information constituting “material non-public information” within the meaning of the securities laws of the United States, and that it is a criminal violation of such securities laws to engage in transactions or share the information with others to enable them to engage in transactions in the Company’s publicly traded securities before such information is made available to the public by the Company. I agree not to share any such information with any person or engage in any transactions in the Company’s publicly traded securities until after any such “material non-public information” is made generally available to the public through the Company’s securities filings.

b. I agree that all Confidential Information, all materials embodying Confidential Information and all copies of the same, will remain the property of the owner thereof, whether the owner is the Company, or any third party who may have created and/or furnished it to the Company; provided, that to the extent such Confidential Information was created by me, I understand that the same shall be owned by the Company pursuant to the provisions of Section 2 of this Agreement. At the time of termination of my employment with the Company (without the need for separate written request by the Company), or otherwise at the written request of the Company at any time, I will immediately deliver to the Company all documents, records, writings, specifications, programs or other materials of any kind, including copies, which are in my possession or control and which contain any Confidential Information, except that I may retain (a) my rolodex (or other tangible or electronic address book that contains only contact information), my financial, benefit and compensation records and files and (b) my work-provided cellular telephone number (if any).

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2. Developments.

a. I agree that any and all inventions, improvements, discoveries, formulas or processes which are invented, discovered, learned or received by me in the course of having performed my job for the Company during the term of my employment with the Company (collectively, in the singular, the “Development”) shall be the exclusive property of the Company, and I will have no rights with respect thereto. Both during the period of my employment and thereafter (i) I will immediately fully disclose any Development to the Company and (ii) I will not disclose any Development to any third party, other than the Company, unless I am otherwise authorized in writing and in advance by the Company to do so.

b. I understand that the assignment of Developments by me in subparagraph (a) above does not apply to any Development for which none of the Company’s own equipment, supplies, facilities or trade secrets were used and which was developed entirely on my own time; provided, however, that this subparagraph (b) does not apply to any such Development that (i) relates directly to the Company’s business or research and development, and (ii) results from work performed by me in the course of my employment by the Company.

c. I hereby assign and agree to execute any assignments to the Company, or its nominee, of my right, title and interest in and to the Development and shall execute any other instruments and documents which the Company shall reasonably determine to be necessary or appropriate in applying for and obtaining patents or other registrations or protections of exclusive ownership, whether in the United States or any foreign countries, provided that any costs associated with any of the foregoing shall be borne by the Company. I specifically acknowledge and agree that each such Development (i) is an “Employment Invention” under the Utah Employment Inventions Act and is the sole and exclusive property of the Company and/or (ii) to the extent applicable, will be regarded as a “work made for hire” under the U.S. copyright laws and/or other applicable law.

d. I agree, whether or not I am then currently an employee of the Company, to reasonably cooperate to the extent and in the manner requested by the Company in the prosecution or defense of any patent claims or any litigation or other proceeding involving any Development covered by this Agreement, provided that any costs incurred by me in connection with travel, lodging or otherwise, as a result of such cooperation shall be fully reimbursed by the Company.

3. Non-Competition.

a. I agree that I will not, without the prior written consent of the Company, which consent may be withheld at the Company’s sole discretion, during the period of my employment and for a period of twenty-four (24) months from the date I cease to be an employee of the Company for any reason, do the following, directly or indirectly, act as director, officer, manager, employee, agent, consultant, assistant, advisor, owner, partner, shareholder or otherwise of, in or to, as the case may be, any person or entity that (A) sells, distributes or markets any “Competitive Products or Services” (as defined in Section 3(b)) as of my date of termination or (B) planned on or before my date of termination, to sell, distribute or market, after my date of termination, any “Competitive Products or Services” (such person or entity, a “Competitor”); provided, however, that the foregoing prohibition shall not prevent me from at any time owning less than two percent (2%) of the voting stock of any company(ies) whose stock

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is traded on a national securities exchange or in the over-the counter market; and provided further, however, that after my employment with the Company terminates, nothing in this Section 3(a) shall prohibit me from being employed in a senior management role by the parent company of a conglomerate (or a portion of a conglomerate) that is a Competitor so long as the total gross revenues during the 12-month period of such conglomerate (or portion thereof) last ending prior to my commencement of employment that are derived from the business of such Competitor that directly competes with the Company and was under my supervision (i) do not exceed $50 million and (ii) do not constitute more than 10% of the total gross revenues of such conglomerate (or portion of the conglomerate, as the case may be) during such period, regardless of the amount of such revenues.

b. For purposes hereof, “Competitive Products or Services” is defined as products or services that compete with products or services that are offered or planned to be offered by the Company or its affiliates.

c. This covenant not to compete is limited as written and shall not prohibit me from engaging in any activity or accepting employment with any person or entity that does not sell, distribute or market any Competitive Products or Services, and/or that is planning to sell, distribute or market any Competitive Products or Services. I recognize and agree that the Company and its affiliates are Internet-based enterprises that do business within the United States and throughout the world, and that the geographic scope of this covenant is appropriate, necessary and reasonable to protect the Company and its affiliates with respect to those business activities in which the Company and its affiliates actually engage or are planning to engage. I acknowledge that this Agreement will not prevent me from earning a living after my employment with the Company.

4. Non-Solicitation.

a. I agree that I will not, during the period of my employment and for a period of twenty-four (24) months from the date I cease to be an employee of the Company for any reason, in any capacity, whether for compensation or not, either directly or indirectly or alone or together with others (except in furtherance of my duties and obligations under this Agreement):

(i) solicit, induce, persuade, entice, request, encourage or attempt to influence any “customer” or “prospective customer” (as each term is defined in Section 4(c)) to terminate its relationship or discussions with the Company or its affiliates, or sell or otherwise attempt to sell Competitive Products and Services to any customer or potential customer;

(ii) solicit, induce, persuade, entice, request, encourage or attempt to influence any of the Company’s vendors or suppliers to terminate its relationship or discussions with the Company or its affiliates, or otherwise attempt to do any competitive business with any of the Company’s vendors or suppliers; or

(iii) solicit, or attempt to employ any employee and/or independent sales distributor of the Company or its affiliates to terminate his or her employment or relationship with the Company, or hire or otherwise contract with any such person, in any case to, for the benefit or on behalf of another company, provided that the foregoing will not apply to (x) general

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advertising not targeted at any such employees, so long as I am not personally involved in the recruitment of any such employees subsequent to such general advertisement or (y) my serving as a reference for any employee or consultant upon request.

b. For purposes of this Section 4, a “customer” is defined as any person or entity that, as of the date I cease to be an employee of the Company for any reason, is a customer of the Company, or any person or entity that was a customer of the Company at any time during the twelve (12) months preceding the date that I cease to be an employee of the Company for any reason. For purposes of this Section 4, a “potential customer” is defined as any person or entity, as of the date I cease to be an employee of the Company for any reason, then being “actively solicited” (as defined below) by the Company, or any person or entity that was actively solicited by the Company at any time during the (12) months immediately preceding the date I cease to be an employee of the Company for any reason. For purposes of this Section 4(b), a person or entity shall be “actively solicited” if the Company or any of its affiliates is in the process of making or, during the twelve (12) months immediately preceding any date of determination hereunder, made, any presentation and/or solicitation (whether formal or informal) to the person or entity or otherwise attempted to secure the business of such person or entity.

c. I acknowledge that the Company and its affiliates are capable of providing services to individuals and entities within the United States and throughout the world. I agree that the restrictions on competition and solicitation contained in this Agreement shall be deemed to be a series of separate non-competition covenants and a series of separate non-solicitation covenants, in each case (i) for each month within the specified periods, (ii) for each state within the United States and each county within each such state, and (iii) each country in the world.

5. Breach. In the event of any breach or threatened breach by me of the terms of this Agreement, I acknowledge that the Company may have no adequate remedy at law, and agree that the Company shall be entitled to seek equitable remedies, which may include but shall not be limited to an injunction restraining such breach or threatened breach, in addition to any other remedies provided at law or in equity, all of which remedies shall be cumulative and not exclusive.

6. General.

a. I hereby represent to the Company that I am not bound by any agreement or any prior or existing business relationship which conflicts with or prevents the full performance of my duties and obligations to the Company or its affiliates (including duties and obligations under this Agreement or any other agreement with the Company or any of its affiliates). During the course of my employment with the Company, I will not improperly use, for my own or the Company’s benefit, or otherwise disclose to the Company or to any officer, employee or other agent of the Company, any proprietary information or trade secrets of any former employer, or any other person or entity with whom I have an agreement of confidentiality or to whom I owe a duty to keep such information in confidence and will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such former employer, person or entity unless consented to in writing by such person.

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b. If any court of competent jurisdiction shall determine that any of the foregoing covenants are unenforceable with respect to the term thereof or the scope of the subject matter or geography covered thereby, such remaining covenants shall nonetheless be enforceable by such court or upon such shorter term or within such lesser subject matter or geographic scope as may be determined by the court to be enforceable. If the scope of any restriction contained in this Agreement is too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law, and I hereby consent and agree that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction. The validity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

c. This Agreement shall be governed by the laws of the State of Utah, without regard to any otherwise applicable conflicts of law principles, and the parties hereto agree that jurisdiction with respect to any controversy with respect to this Agreement shall lie solely in the state courts located in Utah County in the State of Utah, or the Federal courts sitting in the State of Utah, and the parties consent to the exercise of personal jurisdiction by such courts and hereby waive any objection to the laying of venue or jurisdiction in any such court, including but not limited to any objection based on the inconvenience of such forum.

d. This Agreement shall be binding upon my own heirs, executors, administrators and assigns and shall inure to the benefit of the Company, its subsidiaries, affiliates, associated companies, successors and assigns. I understand that the Company is expressly permitted to assign its rights under this Agreement to any of its subsidiaries, affiliates, associated companies, successors and assigns, without my consent. Without limiting the generality of the foregoing, this Agreement may be assigned by the Company, without my consent, in connection with any sale of all or substantially all of the assets or equity interests in the Company, or otherwise in connection with any change of control of the Company, whether such assignment is made contractually, or is effected by operation of law or otherwise.

e. I understand and agree that this Agreement will continue in effect from the time my employment begins and will cover, to the extent applicable, the time I was employed prior to signing this Agreement, and/or in the event I am ever re-employed by the Company. I further understand and agree that I am employed solely at the will of the Company, and that this Agreement is not nor should it be construed as an express or implied contract of employment by the Company for any set term or duration of time, nor shall it limit or be construed so as to limit the right of the Company to end my employment relationship without notice at any time and for any reason, including the mere desire of the Company to no longer continue such relationship. This Agreement neither creates any obligations to pay me any set amount of salary, benefits or severance pay, nor is there any promise made in this Agreement respecting the terms of my employment by the Company.

f. This Agreement may not be modified or amended except by a written document that refers to this Agreement and that is signed by both the Company and me.

[Signature page follows]

6

IN WITNESS WHEREOF, this Agreement to Protect Company Property has been executed as of the date set forth below.

ANCESTRY.COM INC.

By:

	Name:	William Stern
	Title:	General Counsel

Date:

[Signature Page to Agreement to Protect Company Property - Hochhauser]

Howard Hochhauser

Date

[Signature Page to Agreement to Protect Company Property]

EXHIBIT B

Release of Claims

1. In consideration of the payments and benefits to be made under the Agreement, dated as of December 28, 2012 (the “Employment Agreement”), to which Howard Hochhauser (the “Executive”) and Ancestry.com Inc. (the “Company”) (each of the Executive and the Company, a “Party” and collectively, the “Parties”) are parties, the sufficiency of which the Executive acknowledges, the Executive, with the intention of binding himself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party that arises out of, or relates to, the Employment Agreement, the Executive’s employment with the Company or any of its subsidiaries and affiliates, or any termination of such employment, including claims (i) for severance or vacation benefits, unpaid wages, salary or incentive payments, (ii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iii) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and (iv) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”), and any similar or analogous state statute, excepting only:

(A)	claims arising from any breach by the Company of its obligations under the Employment Agreement;

(B)	the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;

(C)	claims that may not be waived by law and any claims arising after the date this Release is signed;

(D)	claims for benefits under any health, disability, retirement, life insurance or other, similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group;

(E)	rights to indemnification and advancement of legal fees the Executive has or may have (i) by application of law, (ii) under the by-laws or certificate of incorporation or formation of any member of the Company Affiliated Group, (iii) as an insured under any director’s and officer’s liability insurance policy now, in the future or previously in force, or (iv) under any agreement between the Executive and any member of the Company Affiliated Group;

(F)	rights granted to Executive during his employment related to the purchase of equity of Parent (as defined in the Employment Agreement) or other equity rights; and

(G)	vested interests Executive may have with respect to any 401(k), pension or profit sharing plan, stock option agreement or any other employee benefit plan by virtue of his employment with the Company.

2. The Executive acknowledges and agrees that the release of claims set forth in this Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

3. The release of claims set forth in this Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorneys’ fees and expenses.

4. The Executive specifically acknowledges that his acceptance of the terms of the release of claims set forth in this Release is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.

5. As to rights, claims and causes of action arising under the ADEA, the Executive acknowledges that he has been given but not utilized a period of twenty-one (21) days to consider whether to execute this Release. If the Executive accepts the terms hereof and executes this Release, he may thereafter, for a period of seven (7) days following (and not including) the date of execution, revoke this Release as it relates to the release of claims arising under the ADEA. If no such revocation occurs, this Release shall become irrevocable in its entirety, and binding and enforceable against the Executive, on the day next following the day on which the foregoing seven-day period has elapsed. If such a revocation occurs, the Executive shall irrevocably forfeit any right to payment of the severance payments to which he is entitled pursuant to the Employment Agreement, but the remainder of the Employment Agreement shall continue in full force.

6. Other than as to rights, claims and causes of action arising under the ADEA, the release of claims set forth in this Release shall be immediately effective upon execution by the Executive.

7. The Executive acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

8. The Executive acknowledges that he has been advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to the release of claims set forth in this Release, and has been given a sufficient period within which to consider the release of claims set forth in this Release.

9. The Executive acknowledges that the release of claims set forth in this Release relates only to claims that exist as of the date of this Release.

10. The Executive acknowledges that the severance payments he is receiving in connection with the release of claims set forth in this Release and his obligations under this Release are in addition to anything of value to which the Executive is entitled from the Company.

11. Each provision hereof is severable from this Release, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. If any provision of this Release is so broad, in scope, or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

12. This Release constitutes the complete agreement of the Parties in respect of the subject matter hereof and shall supersede all prior agreements between the Parties in respect of the subject matter hereof except to the extent set forth herein.

13. The failure to enforce at any time any of the provisions of this Release or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Release, or any part hereof, or the right of any party thereafter to enforce each and every such provision in accordance with the terms of this Release.

14. This Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be deemed effective for all purposes.

15. This Release shall be binding upon any and all successors and assigns of the Executive and the Company.

16. Except for issues or matters as to which federal law is applicable, this Release shall be governed by and construed and enforced in accordance with the laws of the State of Utah without giving effect to the conflicts of law principles thereof.

[signature page follows]

IN WITNESS WHEREOF, this Release has been signed by or on behalf of each of the Parties, all as of                     .

ANCESTRY.COM INC.

By:
Name:
Title:

Howard Hochhauser